Exhibit 5.1

Akerman Senterfitt
One Southeast Third Avenue
Suite 2500
Miami, FL 33131-1714
Tel: 305.374.5600
Fax: 305.374.5095

September 5, 2013

Catalyst Pharmaceutical Partners, Inc.

355 Alhambra Circle

Suite 1500

Coral Gables, FL 33134

Re:	Catalyst Pharmaceutical Partners, Inc.

Ladies and Gentlemen:

Reference is made to our opinion dated December 2, 2010 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-170945) filed with the Securities and Exchange Commission (the “Commission”) on December 3, 2010, as amended by Amendment No. 1 to Registration Statement on Form S-3 filed with the Commission on December 15, 2010 and that certain Rule 462(b) Registration Statement filed with the Commission on September 4, 2013 (together, the “Registration Statement”) by Catalyst Pharmaceutical Partners, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”).

We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated September 5, 2013. The Prospectus Supplement relates to the offering by the Company of 8,800,000 shares of the Company’s common stock, par value $0.001 per share, that will be issued pursuant to the Prospectus Supplement (the “Shares”), which Shares are covered by the Registration Statement, together with the associated preferred stock purchase rights for Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Rights”), issuable pursuant to the Rights Agreement, dated as of September 20, 2011, between the Company and Continental Stock Transfer and Trust Company, as rights agent. We understand that the Shares are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus Supplement.

This opinion letter is being furnished in accordance with the requirements of Item 601(e)(i) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.

akerman.com

BOCA RATON    DALLAS    DENVER    FORT LAUDERDALE     JACKSONVILLE    LAS VEGAS    LOS ANGELES

MADISON    MIAMI    NAPLES    NEW YORK    ORLANDO     PALM BEACH    SALT LAKE CITY    TALLAHASSEE

TAMPA    TYSONS CORNER    WASHINGTON, D.C.    WEST PALM BEACH

Catalyst Pharmaceutical Partners, Inc.

September 5, 2013

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we have considered necessary in order to enable us to render this opinion, including, but not limited to, (i) the Registration Statement, (ii) the Prospectus dated December 15, 2010 included with the Registration Statement (the “Prospectus”), (iii) the Prospectus Supplement, (iv) the Placement Agent Agreement, dated September 5, 2013, between the Company and Roth Capital Partners, (v) the Form of Subscription Agreement between the Company and each of the purchasers in the offering; (vi) the Company’s Certificate of Incorporation, as amended, (vii) the Company’s By-laws, (viii) certain resolutions of the Board of Directors of the Company, (ix) corporate records and instruments, and (x) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the authenticity of originals of such documents that have been presented to us as photostatic copies, and that the Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers of the Company.

Based upon the foregoing, we are of the opinion that the Shares (and related Rights) have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable and the related Rights, when issued in accordance with the Rights Agreement, will be validly issued preferred stock purchase rights for the Company’s Series A Junior Participating Preferred Stock.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the rights at some future time based on the facts and circumstances existing at that time. This opinion assumes the members of the board of directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Rights issued thereunder would result in invalidating such Rights in their entirety. Further, prior to the occurrence of certain events, none of which have occurred as of the date of the Prospectus Supplement, the Rights will not be exercisable or separable from the common stock.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

Catalyst Pharmaceutical Partners, Inc.

September 5, 2013

This opinion letter is furnished in connection with the filing of the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Prospectus Supplement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Sincerely,

/s/ Akerman Senterfitt

AKERMAN SENTERFITT